Exhibit 15.1

ACCOUNTANTS ACKNOWLEDGEMENT

We acknowledge the incorporation by reference in the April 11, 2008 Registration Statement on Form S-1 (File No. 333-148038, effective on April 23, 2008) of Attitude Drinks Inc. of our report dated March 3, 2009 included as Exhibit 99.1 to the Quarterly Report on Form l 0-Q/A for the quarter ended December 31, 2008.

We also are aware that the aforementioned report. pursuant to Rule 436(c) under the Securities Act of 1933. is not considered a part of a Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Parente Randolph, LLC

New York, New York
March 3, 2009